Exhibit 99.1

Macquarie Infrastructure Company Manager Reinvests Fees in Additional LLC Interests

NEW YORK--(BUSINESS WIRE)--September 18, 2009--Macquarie Infrastructure Company (NYSE: MIC) announced that on September 8, 2009, it issued an additional 149,795 LLC Interests (shares) to Macquarie Infrastructure Management (USA) (“MIMUSA”). MIC is externally managed by MIMUSA.

For the quarter ended June 30, 2009, MIMUSA was entitled to a base management fee of $851,092. MIMUSA elected to reinvest the fee in additional LLC Interests pursuant to the terms of the Management Services Agreement between it and MIC.

The value of the LLC Interests was calculated using a volume-weighted average price over a 15 trading-day period following the announcement of MIC’s financial results for the second quarter of 2009. Including the LLC Interests issued on September 8, MIMUSA now owns 3,322,918 or 7.37% of MIC’s shares outstanding.

“At our results release in August we indicated that our Manager would reinvest its base fee in additional shares,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company. “At that time we expected to issue approximately 215,000 shares, but the improvement in our share price over the past month substantially reduced the actual number,” he added.

MIMUSA has the right, but not an obligation, to reinvest quarterly base management fees in additional LLC Interests.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services to customers in the United States. Its ongoing businesses consist of three energy-related businesses including a 50% indirect interest in a bulk liquid storage terminal business (International-Matex Tank Terminals), a gas production and distribution business (The Gas Company in Hawaii) and a district energy business (Thermal Chicago) as well as an aviation-related airport services business (Atlantic Aviation). The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

CONTACT:
Macquarie Infrastructure Company
Jay A. Davis, 212-231-1825
Investor Relations
or
Alex Doughty, 212-231-1310
Corporate Communications